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                                January 30, 1997



Synagro Technologies, Inc.
16000 Stuebner Airline, Suite 420
Spring, Texas 77379

       Re: SYNAGRO TECHNOLOGIES, INC. REGISTRATION STATEMENT ON FORM S-3; SHELF RESALE PROSPECTUS


Gentlemen:

       At your request, we have examined the Restated Certificate of Incorporation of Synagro Technologies, Inc., a Delaware corporation (the "Company"), the bylaws and all corporate proceedings of the Company in connection with the proposed sale to the public by certain Selling Stockholders of the Company of up to 421,296 shares of Common Stock, par value $.002 per share (the "Shares"), and have reviewed such other matters as we deem relevant in the premises, and based upon such review and examination, we are of the opinion that the Shares have been duly authorized and when issued in accordance with the terms of outstanding options and upon the Company's receipt of the exercise price thereunder, will be validly issued, fully-paid and nonassessable outstanding shares of Common Stock of the Company.

       We hereby consent to the reference to our firm under the caption "Counsel" in the Prospectus included in the Registration Statement on Form S-3 being filed by the Company with the Securities and Exchange Commission in connection with the offering of the Shares.

                                                  Very truly yours,

                                                  /s/ Porter & Hedges, L.L.P.

                                                  PORTER & HEDGES, L.L.P.